Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-222645) and related prospectus of The New Home Company Inc.;

2.	Registration Statement (Form S-8 No. 333-193753) pertaining to The New Home Company Inc. 2014 Long-Term Incentive Plan; and

3.	Registration Statements (Form S-8 No. 333-211756 and No. 333-217515) pertaining to The New Home Company Inc. 2016 Incentive Award plan;

of our reports dated February 13, 2020, with respect to the consolidated financial statements of The New Home Company Inc. and the effectiveness of internal controls over financial reporting of The New Home Company Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 13, 2020